UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 15, 2011

AQUILEX HOLDINGS LLC

(Exact name of registrant as specified in its charter)

DELAWARE	333-166853	02-0795750

(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3344 Peachtree Rd, N.E. Suite 2100, Atlanta, Georgia		30326
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (404) 869-6677

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 15, 2011, Aquilex Holdings LLC (the “Company”); Aquilex Acquisition Sub III, LLC, its direct parent company; and Aquilex Corporation, Aquilex WSI, Inc., Aquilex SMS, Inc., Aquilex HydroChem, Inc., Aquilex HydroChem Industrial Cleaning, Inc., Aquilex Specialty Repair and Overhaul, Inc. and Aquilex Finance Corp, each of which are subsidiaries of the Company (collectively, the “Loan Parties”) entered into a First Amendment to Forbearance Agreement, Third Amendment to Amended and Restated Credit Agreement and First Amendment to Security Agreement (the “Amendment”) in connection with the Company’s Amended and Restated Credit Agreement, dated as of April 1, 2010 (as amended, the “First Lien Credit Agreement”), with Royal Bank of Canada, as Administrative Agent and Collateral Agent (the “First Lien Agent”) and L/C Issuer (the “L/C Issuer”), and the required lenders thereunder (the “Required First Lien Lenders”). The Amendment, among other things, (i) extended the forbearance period (the “Forbearance Period”) provided in the Forbearance Agreement and Second Amendment, dated as of October 13, 2011 (the “Original Forbearance Agreement”), until February 3, 2012, (ii) allowed the Company to incur $15,000,000 of second lien indebtedness, and (iii) provided that, on or before January 27, 2012, the Loan Parties must either consummate an out-of-court restructuring or commence voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) to implement a “pre-packaged” plan of reorganization. The Company may, during the Forbearance Period, continue to pay in kind the 1.00% increase in the applicable interest margin on the loans under the First Lien Credit Agreement (the “First Lien Loans”) that was effected by the Original Forbearance Agreement, by capitalizing and adding such accrued interest to the principal amount of the First Lien Loans. In addition, during the Forbearance Period, (i) any LIBOR-based loans with interest periods expiring during the Forbearance Period may be continued only at the discretion of the First Lien Agent and only for one-month interest periods and (ii) any auto-renewal letters of credit for which notice of non-renewal would be due during the Forbearance Period will be extended. Under the Amendment, the First Lien Agent, the L/C Issuer and the Required First Lien Lenders also agreed to forbear, during the Forbearance Period, from exercising default-related rights and remedies against the Loan Parties with respect to (i) the Company’s failure or potential failure, as applicable, to comply with its financial maintenance covenants (total leverage ratio, interest coverage ratio and senior secured leverage ratio, each as defined in the First Lien Credit Agreement) for the four-fiscal quarter periods ended September 30, 2011 and ending December 31, 2011 and (ii) for so long as the holders of the Company’s $225,000 11.125% Senior Notes due 2016 (the “Senior Notes”) are forbearing from any available remedies, any cross default arising from the Company’s failure to make the interest payment on such Senior Notes due on December 15, 2011. The Forbearance Period will be terminated immediately if the Company makes such interest payment, or any other payment on its Senior Notes (subject to exceptions for payment of certain fees and expenses). The Forbearance Period may also be terminated earlier than February 3, 2012 if, among other things, certain events of default (subject to certain grace periods in some cases) occur under the First Lien Credit Agreement, the Indenture for the Senior Notes or the Second Lien Credit Agreement (as described below).

In connection with the Amendment, on November 15, 2011 the Company entered into a Credit Agreement (the “Second Lien Credit Agreement”) with U.S. Bank National Association, as Administrative Agent and Collateral Agent (the “Second Lien Agent”) and affiliates of Centerbridge Partners, L.P., Redwood Master Fund, Ltd. and FS Investment Corporation, each of which (or their affiliates) are currently holders of Senior Notes (the “Second Lien Lenders”). Pursuant to the Second Lien Credit Agreement, the Second Lien Lenders agreed to make term loans (the “Second Lien Loans”) to the Company in an aggregate principal amount of $15,000,000. The Company’s obligations under the Second Lien Credit Agreement are guaranteed by the other Loan Parties. The Second Lien Loans mature on February 3, 2012 and are secured, pursuant to various collateral documents, by substantially the same collateral securing the First Lien Credit Agreement. In addition, the Company granted a first priority lien over the account into which the proceeds of the Second Lien Loans have been disbursed.

Under the Second Lien Credit Agreement, the Company has the option to pay interest at either the base rate (which is the highest of (i) the federal funds effective rate plus 0.5%, (ii) the rate announced in the Wall Street Journal as the prime lending rate in the United States and (iii) one-month LIBOR plus 1.00%, such base rate not to be less than 2.50% in any event) plus 8.50%, or one or two-month LIBOR (not to be less than 1.50%) plus 9.50%. Interest on the Second Lien Loans will be paid monthly by capitalizing and adding such accrued interest to the principal amount of the Second Lien Loans.

Pursuant to the Second Lien Credit Agreement, the Loan Parties have agreed to adhere to an agreed upon budget and to comply with a variance covenant requiring the Loan Parties to cause cumulative actual cash flow (before professional fees and debt service) to exceed an amount equal to the cumulative budgeted cash flow (before professional fees and debt service) minus $4,000,000.

In addition, under the Second Lien Credit Agreement, the Loan Parties have agreed to: (i) on or before December 9, 2011, enter into (a) a restructuring support agreement with holders of at least two-thirds of the amount of the Senior Notes, holders of at least two-thirds of the amount of the First Lien Loans and a majority of the holders of the First Lien Loans, and (b) an equity backstop commitment agreement with certain holders of the Senior Notes; (ii) on or before December 15, 2011, obtain a fully underwritten commitment agreement for a debtor-in-possession financing; (iii) on or before December 15, 2011, obtain a fully underwritten commitment agreement for a revolving exit financing facility; (iv) on or before December 20, 2011, commence solicitation for a “pre-packaged” plan of reorganization and/or an out-of-court restructuring of the obligations under the First Lien Credit Agreement, the Second Lien Credit Agreement and the Senior Notes; and (v) on or before January 27, 2012, either consummate such out-of-court restructuring or commence voluntary cases under Chapter 11 of the Bankruptcy Code to implement such “pre-packaged” plan of reorganization.

As part of the transactions described above, on November 15, 2011 the First Lien Agent, the Second Lien Agent and the Loan Parties entered into an Intercreditor Agreement (the “Intercreditor Agreement”) under which the Second Lien Agent, on behalf of the Second Lien Lenders, among other things, (i) agreed to subordinate the liens securing the Second Lien Loans to the liens securing the First Lien Loans and (ii) agreed not to raise any objection to the Loan Parties’ use of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) or the Loan Parties’ obtaining debtor-in-possession financing so long as such “cash collateral” use and debtor-in-possession financing comply with the terms and conditions provided in the Intercreditor Agreement. In addition, pursuant to the Intercreditor Agreement, the First Lien Agent and the Second Lien Agent agreed upon certain terms of any potential recapitalization transaction of the Loan Parties with respect to the payment in cash of a portion of the First Lien Loans and subordination of the liens securing the First Lien Loans to the liens securing a potential exit revolving credit facility of the Loan Parties.

On November 15, 2011, the Company, the First Lien Agent and certain holders of the Company’s Senior Notes entered into a letter agreement (the “Letter Agreement”) pursuant to which, among other things, such holders of the Company’s Senior Notes agreed, in such capacity and to the extent they hold unsecured claims against the Company, not to raise any objection to the Loan Parties’ use of “cash collateral” (as defined in Section 363(a) of the Bankruptcy Code) or the Loan Parties’ obtaining debtor-in-possession financing so long as such “cash collateral” use and debtor-in-possession financing comply with the terms and conditions provided in the Letter Agreement. In addition, pursuant to the Letter Agreement, such holders of the Company’s Senior Notes and the First Lien Agent agreed upon certain terms of any potential recapitalization transaction as described above.

In addition to the agreements described above, on November 15, 2011 the Company, certain of the Company’s subsidiaries, and holders of more than a majority of the aggregate principal amount of the Senior Notes entered into a forbearance agreement (the “Notes Forbearance Agreement”) pursuant to which such holders agreed not to take, until February 3, 2012 (such period, the “Notes Forbearance Period”), any enforcement action (including any action to accelerate the maturity of the Senior Notes) in connection with the Company’s potential failure to make the interest payment due on the Senior Notes on December 15, 2011. The Notes Forbearance Period may be terminated earlier if, among other things, certain events of default (subject to certain grace periods in some cases) occur under the First Lien Credit Agreement, the Indenture for the Senior Notes or the Second Lien Credit Agreement.

The Company agreed to pay, under the Amendment, a fee to consenting lenders equal to $250,000, plus reimbursement of certain fees and expenses. The Company also agreed to pay, in connection with the Second Lien Credit Agreement, (i) a commitment fee to the Second Lien Lenders equal to $412,500 (which has been paid by adding such amount to the principal amount of the Second Lien Loans) and (ii) an acceptance fee and an annual administration fee to the Second Lien Agent equal to $5,000 and $50,000, respectively; in each case, plus reimbursement of certain fees and expenses.

The foregoing description of the Amendment, the Second Lien Credit Agreement and the Notes Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Amendment, the Second Lien Credit Agreement and the Notes Forbearance Agreement, which are filed as Exhibits 10.1, 10.2 and 10.3 hereto and each is hereby incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information included in Item 1.01 hereof is incorporated herein by reference.

Item 3.03	Material Modification to Rights of Security Holders

The descriptions of the Amendment and the Original Forbearance Agreement included in Item 1.01 hereof are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)

10.1	First Amendment to Forbearance Agreement, Third Amendment to Amended and Restated Credit Agreement and First Amendment to Security Agreement, dated as of November 15, 2011

10.2	Credit Agreement, dated as November 15, 2011

10.3	Forbearance Agreement, dated as of November 15, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aquilex Holdings LLC

By:
/s/ Jay W. Ferguson
Name:	Jay W. Ferguson

Title:	Senior Vice President and Chief Financial Officer

Date: November 17, 2011